UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of earliest event reported) November 2, 2009

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 2, 2009 we announced the appointment of Thomas P. Sullivan and Jeffrey T. Pero to our board of directors, effective December 1, 2009. Mr. Sullivan will serve on the real estate and audit committees; Mr. Pero will serve on the audit and nominating and governance committees. The appointment of two new directors, which increases the board size to 12 members, is part of an ongoing succession plan, implemented as current members near retirement age.

Latham & Watkins LLP, where Mr. Pero served as a partner for more than 23 years until his retirement in October 2009, provides legal services to the Company. Mr. Pero’s retirement payments from Latham & Watkins LLP are adjusted to exclude any proportionate benefit received from the fees paid by the Company to Latham & Watkins LLP.

As directors, both Mr. Sullivan and Mr. Pero are eligible to participate in the company’s Fifth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, under which they are entitled to automatic annual grants of restricted stock in May of each year. The number of restricted shares awarded to each can be calculated by dividing $91,000 by the per share fair market value of the company’s common stock on such date. Mr. Sullivan’s and Mr. Pero’s initial grants are expected to be approved at a meeting of the compensation committee of the board of directors to be held in December 2009 and will include a prorated award for the December 2009 through May 2010 and the annual award for the June 2009 to May 2010 service periods.

A copy of the press release is filed as Exhibit 99.3 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: November 4, 2009	/s/ Kerry Fanwick
Kerry Fanwick, Esq. Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release of BRE Properties, Inc. dated November 2, 2009.